UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Ingram Micro Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT OF INGRAM MICRO INC. DATED APRIL 26, 2016
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 8, 2016

In connection with Proposal No. 3 (Approval of Second Amendment to 2011 Incentive Plan) in its proxy statement for its 2016 annual meeting of shareholders, Ingram Micro Inc. (the “Company”) hereby provides the following supplemental information:

The Company has decided to further amend the 2011 Incentive Plan to reduce the number of shares of stock available for issuance. Instead of requesting an additional 12,000,000 shares, the Company is now requesting an additional 10,000,000 shares. As a result, the aggregate number of shares of common stock that may be issued or delivered pursuant to awards granted under the Plan (from its initial adoption date) will increase from 37,234,000 shares to a total of 47,234,000 shares instead of 49,234,000 shares, effective only upon approval by the Company’s shareholders. Specifically, the first sentence of Section 4(a) of the 2011 Incentive Plan will be amended to read as follows:

“(a) Number of Shares. Subject to adjustment as provided in Section 4(c) and 4(d), a total of 47,234,000 Shares may be issued or delivered pursuant to Awards under the Plan, less one (1) Share for every one (1) Share issued in respect of an Option or Stock Appreciation Right granted after the Amendment Effective Date, and 2.29 Shares for every one (1) Share issued in respect of a Full Value Award granted after the Amendment Effective Date…”

Any vote previously cast as “For” or “Against” or “Abstain” with respect to Proposal No. 3 (Approval of Second Amendment to 2011 Incentive Plan) will be counted, respectively, as “For” or “Against” or “Abstain” with respect to the Second Amendment to the 2011 Incentive Plan as amended. Any shareholder who has already voted and wishes to change that vote can do so: (i) by sending in another signed proxy card with a later date; (ii) providing subsequent Internet or telephone voting instructions; (iii) notifying the Company’s Secretary in writing before the meeting that they wish to revoke their proxy; or (iv) voting in person at the meeting.